                                                                 EXHIBIT (d)(3)

                                INFOSPACE, INC.
                          RESTRICTED STOCK AGREEMENT

   InfoSpace, Inc. (the "Company") hereby grants you, [NAME OF EMPLOYEE] (the "Employee"), a grant of Restricted Stock under the Company's 2001 Nonstatutory
Stock Option Plan (the "Plan"). The date of this Agreement is    , 2001 (the
"Grant Date"). Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this grant are as follows:

Total Number of Shares of Restricted Stock: [NUMBER A]

Scheduled Vesting Dates:                    Number of Shares
[February 27, 2002]                         [12.5% of NUMBER A]
[May 27, 2002]                              [12.5% of NUMBER A]
[August 27, 2002]                           [12.5% of NUMBER A]
[November 27, 2002]                         [12.5% of NUMBER A]
[February 27, 2003]                         [12.5% of NUMBER A]
[May 27, 2003]                              [12.5% of NUMBER A]
[August 27, 2003]                           [12.5% of NUMBER A]
[November 27, 2003]                         [12.5% of NUMBER A]

   Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in this Agreement and the Plan. For example, important additional information on vesting and forfeiture of the Shares covered by this grant is contained in Paragraphs 3 and 4 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT. YOU AGREE TO EXECUTE THIS AGREEMENT AS A CONDITION TO RECEIVING ANY VESTED SHARES.

INFOSPACE, INC.                       EMPLOYEE

By: ________________________          _________________________________________
    Title:                                           [NAME]

                                  APPENDIX A

                   TERMS AND CONDITIONS OF RESTRICTED STOCK

   1. Grant. The Company hereby grants to the Employee under the Plan for past services and as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his or her services, an award of [NUMBER A] Shares of Restricted Stock (the "Restricted Shares") on the Grant Date, subject to all of the terms and conditions in this Agreement and the Plan.

   2. Shares Held in Escrow. Unless and until the Restricted Shares shall have vested in the manner set forth in paragraph 3 below, such Shares shall be issued in the name of the Employee and held by Paine Webber as escrow agent (the "Escrow Agent"), and shall not be sold, transferred or otherwise disposed of, and shall not be pledged or otherwise hypothecated. The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Shares or otherwise note its records as to the restrictions on transfer set forth in this Agreement and the Plan. The Employee acknowledges that he or she shall not receive a stock certificate representing the Restricted Shares. Upon vesting of the Restricted Shares, the Company shall instruct its transfer agent to deposit that portion of the Shares which has vested (the "Vested Shares") into the Employee's existing account at Paine Webber, or such other broker designated by the Company (the "Designated Broker"), subject to payment (through the sale of a portion of the Vested Shares) of all applicable withholding taxes, as described in paragraph 7 below.

   3. Vesting Schedule.

      (a) Except as otherwise provided in this paragraph 3 and subject to paragraph 4 below, the Restricted Shares awarded by this Agreement shall vest in the Employee, as to 12.5% of such Shares on February 27, 2002, and as to an additional 12.5% on each succeeding three-month anniversary date of February 27, 2002, until 100% of such Shares shall have been vested. The Restricted Shares shall not vest in the Employee in accordance with any of the provisions of this Agreement unless the Employee continues service as a Service Provider from the Grant Date until the date such vesting is deemed to have occurred.

      (b) Notwithstanding the foregoing, if the Employee takes a Company-approved leave of absence or changes to part-time (less than 30 hours per week) employment with the Company ("LOA"), the scheduled vesting of any Restricted Shares granted hereunder shall be modified as follows: (1) if the duration of the Employee's LOA does not exceed one-half of the period between (a) the Grant Date and the next scheduled Vesting Date, or (b) Vesting Dates (as applicable) (the "Vesting Period"), the vesting schedule set forth above shall not be affected by the Employee's LOA; and (2) if the duration of the Employee's LOA exceeds one-half of any Vesting Period, the Restricted Shares scheduled to vest in that Vesting Period shall not vest, but instead shall be scheduled to vest on the date (the "Deferred Vesting Date") determined by adding the duration of that Vesting Period to the last scheduled Vesting Date (or, if later, to the last Deferred Vesting Date resulting from the application of this paragraph 3(b)(2)).

      The provisions of this paragraph 3(b) are illustrated by the following examples:

          (i) Example 1. Employee is scheduled to vest in Restricted Shares on May 27, 2002. On March 1, 2002, Employee begins a one month LOA. Employee's Restricted Shares still will be scheduled to vest on May 27, 2002.

          (ii) Example 2. Employee is scheduled to vest in Restricted Shares on May 27, 2002. On March 1, 2002, Employee begins a two month LOA. Employee's Restricted Shares that were scheduled to vest on May 27, 2002 will not vest on that date, but instead will be scheduled to vest on February 27, 2004 (that is, the date determined by adding three months (the duration of the Vesting Period of February 27, 2002 through May 27,
       2002) to November 27, 2003 (the last scheduled Vesting Date)).

          (iii) Example 3. Employee is scheduled to vest in Restricted Shares on May 27, 2002. On March 1, 2002, Employee begins a four month LOA. Employee's Restricted Shares that were scheduled to vest on May 27, 2002 will not vest on that date, but instead will be scheduled to vest on February 27, 2004 (see Example 2 above). Employee's Restricted Shares that were scheduled to vest on August 27, 2002 still be scheduled to vest on that date (because the duration of Employee's LOA during the Vesting Period of May 27, 2002 through August 27, 2002 did not exceed one-half of that Vesting Period).

          (iv) Example 4. Employee is scheduled to vest in Restricted Shares on May 27, 2002 and August 27, 2002. On March 1, 2002, Employee begins a five month LOA. Employee's Restricted Shares that were scheduled to vest on May 27, 2002 will not vest on that date, but instead will be scheduled to vest on February 27, 2004 (see Example 2 above). Employee's Restricted Shares that were scheduled to vest on August 27, 2002 will not vest on that date, but instead will be scheduled to vest on May 27, 2004 (that is, the date determined by adding three months (the duration of the Vesting Period of May 27, 2002 through August 27, 2002) to February 27, 2004 (the last Deferred Vesting Date)).

[Note: Certain Members of Senior Management of the Company, as determined by the Board of Directors, will have the following section added to the terms of their Restricted Stock Agreement:

      (c) In the event of the Employee's termination of service as a Service Provider as a result of an "Involuntary Termination" (as defined below) within twenty-four months following a "Change of Control" (as defined below), the balance of unvested Restricted Shares awarded by this Agreement shall thereupon immediately vest. Such shares shall be deemed to have vested as of the date of the Employee's termination of service as a Service Provider.

   For purposes of this Agreement, "Change of Control" means the occurrence of any of the following: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities;
(ii) a change in the composition of the Company's Board of Directors (the "Board") occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); (iii) any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iv) any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company's assets.

   For purposes of this Agreement, "Involuntary Termination" means, without the Employee's express written consent (i) a significant change of or to the Employee's duties, position, responsibilities, title or reporting relationship (other than pursuant to a promotion) relative to the Employee's duties, position, responsibilities, title or reporting relationship in effect immediately prior to such Change of Control; (ii) a substantial reduction, unless such reduction is nondiscriminatory as to the Employee, of the facilities and perquisites available to the Employee immediately prior to such Change of Control; (iii) a reduction by the Company of the Employee's base salary as in effect immediately prior to such Change of Control; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such Change of Control with the result that the Employee's overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a business location more than twenty-five (25) miles from the Employee's current business location; or (vi) any purported termination of the Employee other than for "Cause" (as defined below). Notwithstanding the foregoing, any action or event set forth in clauses (c)(i) to (c)(vi) above that the Employee reasonably demonstrates was at the request of a third party or otherwise arose in connection with or in anticipation of such Change of Control shall be deemed to have occurred "immediately prior to such Change of Control" for the purposes of this Agreement.

   For purposes of this Agreement, "Cause" means (i) any act of criminal or fraudulent misconduct taken by the Employee in connection with the Employee's responsibilities as a Service Provider which is intended to result in the Employee's personal enrichment, (ii) the Employee's conviction of a felony,
(iii) a breach of a fiduciary duty owed by the Employee to the Company or any affiliate of the Company or its stockholders, or (iv) continued material violations by the Employee of the Employee's employment obligations to the Company after the Employee has been given adequate written notice of such noncompliance and the Employee has had a minimum of sixty (60) days to cure such noncompliance.]

   4. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Shares which has not vested at the time the Employee ceases to be a Service Provider shall thereupon be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Employee hereby appoints the Escrow Agent with full power of substitution, as the Employee's true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Employee to take any action and execute all documents and instruments which may be necessary to transfer the certificate or certificates evidencing such unvested Shares to the Company upon the Employee's termination of service as a Service Provider.

   5. Assignment Separate from Certificate. For purposes of facilitating the enforcement of the provisions of paragraph 4 above, the Employee agrees immediately upon the execution of this Agreement, to deliver an Assignment Separate from Certificate in the form attached hereto as Exhibit B, executed by the Employee and by the Employee's spouse (if required for transfer), in blank, to the Secretary of the Company, or the Secretary's designee, who shall hold such Assignment in escrow and shall take all such actions and effectuate all such transfers and/or releases as or in accordance with the terms of this Agreement.

   6. Withholding of Taxes. The Company's obligation to deliver Shares to the Employee upon the vesting of such Shares, or the making of a Section83(b) election described in paragraph 7 below, shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements ("Withholding Taxes"). In order to satisfy all Withholding Taxes due upon vesting of the Employee's Shares, the Employee agrees to the following:

      (a) As a condition of receiving any Vested Shares, on the Grant Date, the Employee must execute the Irrevocable Standing Order to Sell Shares, attached hereto as Exhibit C, which authorizes the Company and the Designated Broker to take the actions described in this Section (the "Standing Order"). The Employee authorizes the Designated Broker to sell, at the market price on any one of the three market trading days following the applicable Vesting Date (or in one-third increments on each of the three market trading days following the applicable Vesting Date if the Employee is an executive officer of the Company subject to the reporting requirements of
   Section 16 of the Securities Exchange Act of 1934, as amended, or the Employee is a specifically named "Covered Person" under the InfoSpace Company Policy Regarding Special Trading Procedures), as determined by the Designated Broker, the number of Vested Shares that the Company and the Designated Broker have determined is necessary to obtain proceeds sufficient to satisfy the Withholding Taxes and the Designated Broker's applicable commissions. The Employee understands and agrees that the number of Shares that the Designated Broker will sell will be based on the closing price of the Common Stock on next market trading day following the Vesting Date .

      (b) The Employee agrees that the proceeds received from the sale of Vested Shares pursuant to paragraph 6(a) will be used to satisfy the Withholding Taxes and, accordingly, the Employee hereby authorizes the Designated Broker to pay such proceeds to the Company for such purpose. The Employee understands that to the extent that the proceeds obtained by such sale exceed the amount necessary to satisfy the Withholding Taxes, such excess proceeds shall be deposited into the Employee's account at the Designated Broker. The Employee understands that the sale described in paragraph 6(a) constitutes an estimate and that to the extent that the proceeds obtained by such sale are insufficient of the amount necessary to satisfy the Withholding Taxes the Company may either (i) instruct the Designated Broker to sell (which such sale the Employee hereby authorizes), at the market price as soon as practicable thereafter, the number of Vested Shares that the Company and the Designated Broker have determined is necessary to obtain proceeds sufficient to satisfy the Withholding Taxes, or (ii) withhold from the Employee's wages or other remuneration the amount sufficient to satisfy the Withholding Taxes, or
   (iii) a combination thereof. The Employee further understands that any remaining Vested Shares shall be deposited into the Employee's account at the Designated Broker.

      (c) The Employee acknowledges and agrees that if the number of Vested Shares available for sale is insufficient to satisfy the Employee's Withholding Taxes, or if a sale of Shares is not possible for any reason, then the Employee will make arrangements for the satisfaction of the portion of the Withholding Taxes that cannot be satisfied through the sale of Vested Shares.

   7. Section 83(b) Election.

      (a) The Employee understands that Section83(a) of the Internal Revenue Code of 1986, as amended (the "Code"), taxes as ordinary income the difference between the amount paid for the Restricted Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, "restriction" means the risk of forfeiture pursuant to paragraph 4 of this Agreement. The Employee understands that the Employee may elect to be taxed at the time the Restricted Shares are granted, rather than when and as the Shares vest (and the risk of forfeiture lapses), by filing an election under Section83(b) of the Code with the Internal Revenue Service (attached hereto as Exhibit D) within 30 days from the Grant Date.

      (b) If the Employee chooses to make a Section83(b) election as described above, the Employee agrees to deliver to the Company a signed copy of the election and deliver such copy to the Company prior to, or promptly upon, such filing, accompanied by a cash payment in the amount the Company anticipates is required to fulfill the Withholding Taxes. The Employee further agrees that the Company may withhold from the Employee's wages or other remuneration the appropriate amount of Withholding Taxes (to the extent not covered by the Employee's cash payment to the Company). The Employee further agrees that, if the Company does not withhold an amount from the Employee's wages or other remuneration sufficient to satisfy the Withholding Taxes, the Employee will make reimbursement on demand, in cash, for the amount underwithheld.

      (c) The Employee understands that if he or she makes a timely election under Section83(b) of the Code and provides the Company with (i) a copy of such election, (ii) proof of filing such election, and (iii) cash payment in the amount necessary to satisfy the Withholding Taxes, the Company shall not enforce its rights under the Standing Order.

      (d) The Employee acknowledges that the Employee must decide whether or not to make a Section83(b) election and that the Employee is solely responsible for making or not making a timely Section83(b) election (and obtaining tax advice concerning whether and how to make such election). The Employee further understands that an additional copy of such election form should be filed with his or her federal income tax return for the calendar year in which the Grant Date falls. The Employee acknowledges that the foregoing is only a summary of the effect of United States federal income taxation laws with respect to the grant of Restricted Shares hereunder, and does not purport to be complete. The Employee further acknowledges that the Company has directed the Employee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Employee may reside, the tax consequences of the Employee's death and the decision as to whether or not to file an Section83(b) election in connection with the acquisition of the Restricted Shares.

   8. Rights as Stockholder. Subject to the terms hereof, the Employee shall have all the rights of a shareholder of the Company with respect to the Restricted Shares while they are held in escrow, including without limitation, the right to vote such Shares and to receive any cash dividends declared thereon. If, from time to time until vesting, there is (i) any stock dividend, stock split or other change in the Restricted Shares, or

(ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities to which the Employee is entitled by reason of the Employee's ownership of the Restricted Shares shall be immediately subject to escrow, deposited with the Escrow Agent and included thereafter as "Restricted Shares" for purposes of this Agreement.

   9. No Effect on Employment. The Employee acknowledges and agrees that the vesting of Shares pursuant to paragraph 2 above is earned only by continuing service as a Service Provider at the will of the Company. The Employee further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with the Employee's right or the Company's right to terminate the Employee's relationship as a Service Provider at any time, with or without cause.

   10. Adjustment for Stock Split. All references to the number of Restricted Shares shall be proportionately adjusted to reflect any stock split, stock dividend or other change in such Shares that may be made by the Company after the Grant Date.

   11. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 601 108/th/ Avenue, NE Suite 1200, Bellevue, WA 98004, or at such other address as the Company may hereafter designate in writing.

   12. Grant is Not Transferable. This grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void.

   13. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

   14. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.

   15. Administrator Authority. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Employee, the Company and all other persons. The Administrator shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

   16. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

   17. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

   18. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein.

                                   EXHIBIT B

                     ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED I,        , hereby sell, assign and transfer unto        (
     ) shares of the Common Stock of InfoSpace, Inc., standing in my name on
the books of said corporation represented by Certificate No.      herewith and
do hereby irrevocably constitute and appoint to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

This Stock Assignment may be used only in accordance with the Restricted Stock
Agreement (the "Agreement") between         and the undersigned Employee dated
        ,    .

Dated:          ,             Signature of Employee: __________________________
                              Signature of Employee's Spouse: _________________




INSTRUCTIONS: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to facilitate the forfeiture provision set forth in the Agreement, without requiring additional signatures on the part of the Employee.

                                   EXHIBIT C

                   IRREVOCABLE STANDING ORDER TO SELL SHARES

November     , 2001

UBS PaineWebber, Inc.
Powers Consulting Group
700 Fifth Avenue
Suite 5400
Seattle, WA 98104-5054

Dear Sir or Madam:

   The following relates to shares of InfoSpace, Inc. Common Stock issued as restricted stock (the "Restricted Stock") under the InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan. Please consider this your authorization to sell upon the request of my employer, InfoSpace, Inc. the amount of shares required in order to cover withholding taxes, as well as the fees associated with such sales.

   Also, please consider this your authorization to transfer funds to my employer, InfoSpace, Inc., in order to cover all taxes associated with the Restricted Stock.

   These instructions shall remain in effect for the duration of the vesting of my Restricted Stock under the 2001 Plan, which is approximately two years.

   In consideration for your honoring this request, I hereby agree to waive any and all claims I may have against UBS PaineWebber Inc relating to adverse consequences with fulfilling this request. I also agree to indemnify you and hold you harmless for any and all losses, liabilities, or expenses you may incur as a result of complying with this request.

Thank you,

_______________________________________________________________________________
(Employee)

Dated: ________________________________________________________________________

                                   EXHIBIT D

                         ELECTION UNDER SECTION 83(b)
                     OF THE INTERNAL REVENUE CODE OF 1986

   The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer's gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with his or her receipt of the property described below:

    1. The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME:                             TAXPAYER:                  SPOUSE:
ADDRESS:
IDENTIFICATION NO.:               TAXPAYER:                  SPOUSE:
TAXABLE YEAR:

    2. The property with respect to which the election is made is described as
       follows:    shares (the "Shares") of the Common Stock of InfoSpace, Inc.
       (the "Company").

    3. The date on which the property was transferred is:          ,    .

    4. The property is subject to the following restrictions:

       The Shares may be repurchased by the Company, or its assignee, upon certain events. This right lapses with regard to a portion of the Shares based on the continued performance of services by the taxpayer over time.

    5. The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $__________ .

    6. The amount (if any) paid for such property is: $___________ .

   The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned's receipt of the above-described property. The transferee of such property is the person per-forming the services in connection with the transfer of said property.

   The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

           Dated:                ,
                                         Taxpayer

           The undersigned spouse of taxpayer joins in this election.

           Dated:                ,
                                         Spouse of Taxpayer